Filing pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-63782



                 PROSPECTUS SUPPLEMENT NO 1. DATED JUNE 24, 2002

                       (TO PROSPECTUS DATED NOVEMBER 1, 2001)

                                9,900,000 SHARES

FONAR CORPORATION


                                  COMMON STOCK

This prospectus supplement relates to a temporary reduction in the exercise price of the callable warrants previously issued by us to The Tail Wind Fund Ltd. covering 2,000,000 shares of our common stock. See "Callable Warrants" below for a more detailed description of this reduction and the callable warrants.

You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING STOCKHOLDERS
                                CALLABLE WARRANTS

On May 24, 2001, we issued callable warrants to The Tail Wind Fund Ltd. covering 2,000,000 shares of our common stock. Under the original terms of those warrants, the exercise price was to be equal to the average closing bid price of Fonar's common stock for the full calendar month preceding the date of exercise subject to a maximum exercise price of $6.00 per share and a minimum exercise price of $2.00 per share.

In order to induce The Tail Wind Fund Ltd. to exercise the callable warrants we have agreed to set the exercise price of the callable warrants at $1.50 per share for the period from the date of this prospectus through July 31, 2002. We also agreed not to exercise our right to redeem any callable warrants during the months of July, 2002 and August, 2002.

In return The Tail Wind Fund Ltd. has agreed to exercise callable warrants for at least 500,000 shares of common stock during this period. Except for these shares, The Tail Wind Fund shall have the right to exercise or not to exercise the callable warrants in its sole and absolute discretion. We do not presently know or have any indication from The Tail Wind Fund Ltd as to the total number of shares of our common stock they will purchase on exercise of callable warrants.

In consideration for The Tail Wind Fund Ltd.'s exercise of callable warrants, we have agreed to issue by August 15, 2002, new callable warrants covering the same number of shares as the number of shares purchased by The Tail Wind Fund Ltd. upon exercise of callable warrants at the reduced price of $1.50 by July 31, 2002. We have agreed to file a registration statement for the underlying shares by August 31, 2002.

To date, and not including any shares of common stock which may be issued upon the exercise of the callable warrants, we have issued 4,921,576 shares of common stock to The Tail Wind Fund Ltd. These shares are covered by the prospectus dated November 1, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-63782). The shares issued to date have been used to pay the convertible debentures, which have now been paid in full.

                                 USE OF PROCEEDS

We intend to use the net proceeds from the exercise of the callable warrants for general corporate purposes, including working capital to fund operating losses, expenses and capital expenditures. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive upon the exercise of the warrants. Accordingly, our management will have broad discretion in the application of any net proceeds received. Pending such uses, we intend to invest the net proceeds from the exercise of the warrants in short-term, interest-bearing, investment grade securities.

                           MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NASDAQ Small Cap Market under the symbol "FONR". On June 21, 2002 our closing price of one share of common stock was $2.01. As of June 21, 2002, we had 70,766,820 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus.

The documents we incorporate by reference and where you can find additional filings and information concerning Fonar are set forth in the prospectus beginning on page 17.